UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 2, 2006
DOVER CORPORATION
(Exact Name of Registrant as Specified in Charter)

STATE OF DELAWARE	1-4018	53-0257888
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

280 Park Avenue, New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)
(212) 922-1640
(Registrant’s telephone number, including area code)

(Former Name or Former address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On November 2, 2006, the Board of Directors of Dover Corporation approved the recommendation of its Compensation Committee to increase the annual compensation of non-employee directors from $120,000 to $140,000, effective January 1, 2007. The percentage of the annual compensation payable in stock and cash remains 60% and 40%, respectively. The Board of Directors also approved an increase in the additional annual retainer for the Chair of the Audit Committee from $10,000 to $15,000 and the payment of an annual retainer of $7,500 to the Chair of each of the Compensation Committee and the Governance and Nominating Committee, in each case effective January 1, 2007. The Board also adopted the Compensation Committee’s recommendation that, instead of receiving meeting fees for attending Subsidiary board meetings, Dover directors will receive an annual retainer of $15,000 for serving on a Subsidiary’s board, commencing January 1, 2007.
The Board adopted a policy, which will be stated in the Company’s Corporate Governance Guidelines with effect from January 1, 2007, that Directors hold at any time at least the aggregate number of shares they would have received as the stock portion of their annual retainer during the past five years, net of an assumed 30% withholding tax.

SIGNATURES
      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2006	DOVER CORPORATION (Registrant)

	By:	/s/ Joseph W. Schmidt

Joseph W. Schmidt Vice President, General Counsel & Secretary